Exhibit 10.34

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) dated September  __, 2002 and effective as of September 1, 2002 (“Effective Date”) is entered into by and between John B. Happ (the “Employee”) and Hawaiian Airlines, Inc., a Hawaii corporation (the “Company”).

The Company and the Employee desire to amend and restate that Employment Agreement dated as of December 8, 1997 between the Employee and the Company (as amended, the “Original Agreement”) to establish the Company’s continued right to services of the Employee, in the capacity described below, on the terms and conditions and subject to the rights of termination hereinafter set forth, and the Employee is willing to continue such employment on such terms and conditions.

In consideration of the mutual agreements hereinafter set forth, the Employee and the Company have agreed and do hereby agree as follows:

1.             EMPLOYMENT AS_SENIOR VICE PRESIDENT-MARKETING.  The Company does hereby employ, engage, and hire the Employee as Senior Vice President-Marketing and the Employee does hereby accept and agree to such hiring, engagement, and employment. The Employee’s duties during the Employment Period (defined below) shall be the executive, managerial and reporting duties as are appropriate for a Senior Vice President-Marketing and such other duties as the Board of Directors of the Company, the Chief Executive Officer of the Company shall from time to time prescribe and as provided in the Bylaws of the Company.    The Employee shall report to the Chief Executive Officer or his or her designee.   The Employee shall devote full time, energy and skill to the performance of Employee’s duties for the Company and for the benefit of the Company, reasonable vacations authorized by the Chief Executive Officer and reasonable absences because of illness excepted.  Furthermore, the Employee shall exercise due diligence and care in the performance of Employee’s duties to the Company under this Agreement.

2.             TERM OF AGREEMENT.  The term of this Agreement (“Term”) shall commence on the Effective Date and shall continue for a period of eighteen (18) months; provided, however, that on the first day of each calendar month commencing one month following the Effective Date, the Term shall be extended one additional month unless either party shall have given written notice to the other party that it does not wish to extend the Term.  The period of time commencing on the Effective Date and ending on the expiration date of the Term, or, if earlier, the date of termination of the Employee’s employment (“Termination Date”) under this or any successor agreement shall be referred to as the “Employment Period”.

3.             COMPENSATION.

(a)           BASE SALARY.  The Company shall pay the Employee, and the Employee agrees to accept from the Company, in full payment of Employee’s services to the Company, a base salary at the rate of TWO HUNDRED TWENTY-FIVE THOUSAND AND NO/100THS DOLLARS ($225,000.00) per year (“Base Salary”), payable in equal bimonthly installments or at such other time or times as the Employee and the Company shall agree.  The Employee’s Base Salary shall be reviewed at least annually by the Company and may be increased as determined by the Company’s Compensation Committee and/or the Board of Directors, in their sole and absolute discretion.

Amended and Restated Employment Agreement
John B. Happ

(b)           PERFORMANCE BONUS - BOARD OF DIRECTORS DISCRETION.  The Employee shall be eligible to receive an annual performance bonus.  Any such bonus awarded to the Employee shall be payable in the amount, in the manner, and at the time determined by the Company’s Compensation Committee and/or the Board of Directors, in their sole and absolute discretion.

(c)           CHANGE OF CONTROL BEFORE JUNE 30, 2003.  Upon the consummation of a change of control in ownership of the Company prior to June 30, 2003, this Agreement, and as appropriate that Employee Incentive Stock Option Agreement Pursuant to the 1996 Stock Incentive Plan, As Amended [1997 Grant] (the “1997 Grant”), that Employee Incentive Stock Option Agreement Pursuant to the 1996 Stock Incentive Plan, As Amended [1998 Grant] (the “1998 Grant”) and that Employee Incentive Stock Option Agreement Pursuant to the 1996 Stock Incentive Plan, As Amended [2000 Grant] (the “2000 Grant”), shall be immediately amended to provide that all options granted to Employee pursuant to the 1997 Grant, the 1998 Grant and the 2000 Grant shall immediately vest and further that the exercise price per share of all options granted to Employee pursuant to the 1997 Grant and the 1998 Grant shall be reset at $2.625 per share.

4.             FRINGE BENEFITS.  The Employee shall be entitled to participate in any benefit programs adopted from time to time by the Company for the benefit of its executive employees, and the Employee shall be entitled to receive such other fringe benefits as may be granted to Employee from time to time by the Company’s Compensation Committee and/or the Board of Directors.

(a)           BENEFIT PLANS.  The Employee shall be entitled to participate in any benefit plans relating to stock options, stock purchases, pension, thrift, profit sharing, life and disability insurance, medical coverage, executive medical and dental coverage, education, or other retirement or employee benefits available to all other executive employees of the Company, subject to any restrictions specified in such plans.

(b)           TRAVEL BENEFITS.  Employee and Employee’s spouse shall be entitled to travel benefits on Company flights (but not charter flights) at the PS2F/PS2Y category. Employee’s eligible dependents shall be entitled to travel benefits on Company flights (but not charter flights) at the SA2F/SA1Y category.  Employee and Employee’s eligible dependents shall be entitled to travel benefits on other airlines at the sole discretion of such airlines, at a comparable level to that provided to other Company executive officers.

(c)           EXECUTIVE LONG-TERM DISABILITY INSURANCE PLAN.  Subject to the applicable waiting periods, the Employee will be included in the Company’s Executive Long-Term Disability Insurance Plan, as it may be modified from time to time, at the Company’s expense.

(d)           BUSINESS EXPENSES.  The Company shall reimburse the Employee for any and all necessary, customary, and usual expenses, properly receipted in accordance with Company policies, incurred by the Employee on behalf of the Company, including reimbursement for use of the Employee’s personal vehicle for business purposes.

(e)           CLUB DUES.  The Company shall pay all dues and similar charges (other than initiation fees) for two clubs in Hawaii.

(f)            AUTOMOBILE.  The Company shall provide Employee with a automobile allowance of $800.00 per month, which amount shall be added to Employee’s W-2 compensation at year-end.

(f)            RELOCATION.

(i)            The Company agrees to reimburse the Employee for the following items:  i) the reasonable out-of-pocket costs of moving his household goods and belongings from his present home to Hawaii, including packing, unpacking, shipping and insurance; ii) the shipment of one automobile; and iii) closing costs at actual and reasonable amounts for the sale of Employee’s home in Houston, Texas, and/or the purchase of a home in Honolulu, Hawaii (collectively referred to as the “Relocation Expenses”).  The Relocation Expenses will be reimbursed up to a maximum of $50,000.00.

(ii)           The Company will also provide temporary accommodations as well as the cost of a rental car for ninety (90) days after Employee’s arrival in Hawaii.  Arrangements may be made by the Company to be billed directly for the foregoing expenses.

5.             CONFIDENTIAL INFORMATION.  Employee recognizes that by reason of Employee’s employment by and service to the Company, Employee will occupy a position of trust with respect to business and technical information of a secret or confidential nature which is the property of the Company which will be imparted to Employee from time to time in the course of the performance of Employee’s duties hereunder (the “Confidential Information”).  Employee acknowledges that such information is a valuable and unique asset of the Company and agrees that Employee shall not, during or after the Term of this Agreement, use or disclose directly or indirectly any Confidential Information of the Company to any person, except that Employee may use and disclose to authorized personnel of the Company such Confidential Information as is reasonably appropriate in the course of the performance of Employee’s duties hereunder.  Confidential Information of the Company shall include all information and knowledge of any nature and in any form relating to the Company including but not limited to, business plans; development projects; computer software and related documentation and materials; designs, practices, processes, methods, know-how and other facts relating to the business of the Company; advertising, promotions, financial matters, sales and profit figures, customers or customer lists.  Confidential Information shall not include any information that is or shall become publicly known through no fault of the Employee and any information received in good faith from a third party who has the right to disclose such information and who has not received such information, either directly or indirectly, from the Company.

6.             TERMINATION OF EMPLOYEE’S EMPLOYMENT.

(a)           DEATH.  If the Employee dies while employed by the Company, Employee’s employment shall immediately terminate.  The Company’s obligation to pay the Employee’s Base Salary shall cease as of the date of the Employee’s death.  Thereafter, the Employee’s beneficiaries or estate shall receive benefits in accordance with the Company’s retirement, insurance, and other applicable programs and plans then in effect.

(b)           DISABILITY.  If, as a result of the Employee’s mental or physical incapacity, the Employee shall be unable to perform the services for the Company contemplated by this Agreement in the manner in which Employee previously performed them during an aggregate one hundred twenty (120) business days in any consecutive seven (7) month period (“Disability”), the Employee’s employment may be terminated by the Company for Disability.  During any period prior to such termination during which the Employee is absent from the full-time performance of Employee’s  duties with the Company due to Disability, the Company shall continue to pay the Employee the Base Salary at the rate in effect at the commencement of such period of Disability.  Any such payments made to the Employee shall be reduced by amounts received from disability insurance obtained or provided by the Company, and by the amounts of any benefits payable to the Employee, with respect to such period, under the Company’s Executive Long-Term Disability Plan.  Subsequent to the termination provided for in this Section 6(b), the Employee’s benefits shall be determined under the Company’s retirement insurance, and other compensation programs then in effect in accordance with the terms of such programs.

(c)           TERMINATION BY THE COMPANY FOR CAUSE.  The Company may terminate the Employee’s employment under this Agreement for “Cause” at any time prior to expiration of the Term of the Agreement, only upon the occurrence of any one or more of the following events:

(i)            The material breach of this Agreement by the Employee, including without limitation, repeated willful neglect of the Employee’s duties,  the Employee’s material lack of diligence and attention in performing services as provided in this Agreement, or the Employee’s repeated willful failure to implement or adhere to policies established by, or directives of, the Company’s Board of Directors.

(ii)           Conduct of a criminal nature that may have an adverse impact on the Company’s reputation and standing in the community; or

(iii)          Fraudulent conduct in connection with the business affairs of the Company, regardless of whether said conduct is designed to defraud the Company or others.

In the event of termination for Cause, the Company’s obligation to pay the Employee’s Base Salary shall cease as of the Termination Date.  If the Employee’s employment is terminated for Cause, the Employee’s employment may be terminated immediately without any advance written notice.

(d)           TERMINATION BY THE COMPANY WITHOUT CAUSE.  The Company shall have the right to terminate this Agreement prior to the expiration of the Term, at any time, without “Cause”.  In the event the Company shall so elect to terminate this Agreement, the Employee shall receive compensation pursuant to the provisions of Section 7 hereof.

7.             COMPENSATION UPON TERMINATION OR NON-RENEWAL BY THE COMPANY OTHER THAN FOR CAUSE.  If the Employee’s employment shall be terminated  by act of the Company other than for Cause, the Employee shall be entitled to the following benefits:

(a)           PAYMENT OF UNPAID BASE SALARY.  The Company will immediately pay the Employee any portion of the Employee’s Base Salary not paid prior to the Termination Date.

(b)           CONTINUED PAYMENT OF BASE SALARY.  For the eighteen (18) month period subsequent to the Termination Date, the Company shall pay to the Employee, on a bimonthly basis an amount equal to all Base Salary that would have been payable to the Employee pursuant to this Agreement had the Employee continued to be employed for the twelve (12) months immediately following the Termination Date (such Base Salary for such period being equal to the Employee’s Base Salary in effect as of the Termination Date).

(c)           CONTINUATION OF FRINGE BENEFITS.  The Company shall continue to provide the Employee with all Fringe Benefits set forth in Section 4 throughout the remaining eighteen (18) month period subsequent to the Termination Date, as if the Employee’s employment under the Agreement had not been terminated.  If, as the result of terminating of Employee’s employment, Employee and/or Employee’s otherwise eligible dependents or beneficiaries shall become ineligible for benefits under any one or more of the Company’s benefit plans, the Company shall continue to provide the Employee and Employee’s eligible dependents or beneficiaries with benefits at a level at least equivalent to the level of benefits for which the Employee and Employee’s dependents and beneficiaries were eligible under such plans immediately prior to the Termination Date.

8.             NONCOMPETITION PROVISIONS.

(a)           NONCOMPETITION.    For a period of eighteen (18) months commencing on the Termination Date, Employee agrees and covenants that Employee shall not, directly or indirectly, undertake to become an employee, officer, partner, consultant or otherwise be connected with any entity for which, at such time, (i) in excess of 5% of its business is, or (ii) in which Employee’s specific duties and responsibilities are, in direct competition with the Company either within Hawaii or on routes to and from Hawaii serviced by the Company.    Employee acknowledges and agrees that any breach of this non-competition provision shall entitle Employer to immediately terminate payments pursuant to Section 7 of this Agreement.

(b)           NONDISPARAGEMENT.    For a period of eighteen (18) months commencing on the Termination Date, Employee agrees that Employee shall not make any statements that disparage or tend to disparage the Company or its products, services, officers, employees, advisers or other business contacts.   Employee acknowledges and agrees that any breach of this non-disparagement provision shall entitle Employer to immediately terminate payments pursuant to Section 7 of this Agreement.

(c)           RIGHT TO COMPANY MATERIALS.  The Employee agrees that all styles, designs, lists, materials, books, files, reports correspondence, records, and other documents (“Company Materials”) used, prepared, or made available to the Employee, shall be and shall remain the property of the Company.  Upon the termination of employment or the expiration of this Agreement, all Company Materials shall be returned immediately to the Company, and the Employee shall not make or retain any copies thereof.

(d)           ANTI-SOLICITATION.  The Employee promises and agrees that during the term of this Agreement and for the eighteen (18) month period commencing on the Termination Date, Employee will not influence or attempt to influence customers or suppliers of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.

(e)           SOLICITING EMPLOYEES.  During the term of this Agreement and for the eighteen (18) month period commencing on the Termination Date, the Employee promises and agrees that Employee will not directly or indirectly solicit any of the Company’s employees to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.

9.             NOTICES.  All notices, requests, demands and other communications hereunder shall be in writing and shall be effective upon receipt. All notices shall be given or served personally or sent by facsimile or first class mail, postage prepaid, addressed as follows:

If to the Company:	Hawaiian Airlines, Inc. Attn: General Counsel 3375 Koapaka Street, Suite G-350 Honolulu, Hawaii 96819 Phone: 808/835-3610 Fax: 808/835-3690

If to the Employee:	John B. Happ 354 Kahawalu Street Honolulu, Hawaii 96817 Phone: 808/595-5228

or to such other address which the party receiving the notice has notified the party giving the notice in the manner aforesaid.

10.           ATTORNEYS’ FEES.  In the event judicial or quasi-judicial determination is necessary of any dispute arising as to the parties’ rights and obligations hereunder, the Company and the Employee shall bear their respective attorneys’ fees and costs associated with such dispute.

11.           TERMINATION OF PRIOR AGREEMENTS.  This Agreement terminates and supersedes any and all prior agreements and understandings between the parties with respect to employment or with respect to the compensation of the Employee by the Company from and after the Effective Date.

12.           ASSIGNMENT; SUCCESSORS.  This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon, and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

13.           GOVERNING LAW.  This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Hawaii.

14.           ENTIRE AGREEMENT; HEADINGS.  This Agreement embodies the entire agreement of the parties respecting the matters within its scope and may be modified only in writing.  This Agreement constitutes the employment contract referred to in that letter dated March 10, 1997 between the Company and Employee, a copy of which is attached hereto as Exhibit A, and is intended to be consistent therewith. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

15.           WAIVER:  MODIFICATION.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.  This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

16.           SEVERABILITY.  In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken.  All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect.  Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

17.           INDEMNIFICATION.  The Company shall indemnify and hold the Employee harmless to the maximum extent permitted by the appropriate provisions of the statutes of the State of Hawaii and the Restated Articles of Incorporation of the Company, as such may be amended.

18.           COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to executed by its duly authorized officers, and the Employee has hereunto signed this Agreement, as of the date first above written.

HAWAIIAN AIRLINES, INC.		EMPLOYEE

BY:	/s/ John W. Adams	BY:	/s/ John B. Happ
	John W. Adams Its Chairman, Chief Executive Officer And President		John B. Happ

BY:	/s/ Lyn Flanigan Anzai
Lyn Flanigan Anzai Its Vice President, General Counsel And Corporate Secretary